Exhibit 99.1

For further information, contact:

At the Company: Dan Brandano, CEO 813-877-6300 ceo@leisureseek.com	Investor Relations: Flagler Communications Group Jamie Dryer 561-837-8057 flagcom@bellsouth.net

FOR IMMEDIATE RELEASE:

Dynamic Leisure Corp. Adds $15 Million to Annual Revenues with Acquisition of Leading U.S. Wholesale Tour Operator & Hotel Representation Firm

Tampa, FL: March 8, 2006: Dynamic Leisure Corporation (OTCBB: DYLI), through its wholly owned subsidiary Dynamic Leisure Group North America, Inc. (“Dynamic”), announced today that it has completed the acquisition of Island Resort Tours, Inc. (IRT), a wholesale tour operator, and International Travel & Resorts, Inc. (ITR), a resort representation firm, both focused on the Caribbean and Mexico leisure tourism marketplace. Headquartered in New York City, IRT and ITR have been in business since 1989 and 1974, respectively. In 2005, the combined companies had total revenues of approximately $15 million (unaudited).

President of IRT and ITR, Stephen A. Hicks has been appointed as President of Dynamic Leisure Group North America, Inc. and Senior Vice President and Chief Operating Officer of Dynamic Leisure Corp. Mr. Hicks has 40 years of travel industry experience spanning the airline and travel tourism markets. Prior to founding IRT in 1989 and acquiring ITR in 1984, Mr. Hicks spent 20 years in senior level management positions with American Airlines, including Director of Marketing-Atlantic/Caribbean.

Dynamic Leisure Corp. Chairman and CEO Daniel Brandano stated, “We expect this acquisition will bring immediate cash flows and strong top-line growth to Dynamic in 2006 and beyond. The acquisition of IRT is the next step of Dynamic’s strategy of becoming a leading international leisure company by offering an exceptional choice of products in the Caribbean and Mexico. The extensive network of preferred relationships with hotels and air carriers in this market is unique for a tour operator of its size and will enable the customer to enjoy a superior vacation experience. We are also very pleased to welcome Steve Hicks, an experienced and creative industry veteran, to our executive management team.”

Dynamic Leisure Corporation, through its wholly-owned subsidiaries Dynamic Leisure Group North America, Inc.; Dynamic Leisure Group Technologies, Inc.; and Dynamic Leisure Group Europe, Inc., is focused on consolidating leisure-based travel products, such as airfares, hotels, car rentals, excursions, and tours, using proprietary computer software and broadband communication technology. In addition to organic growth, the Company is pursuing acquisitions of established travel wholesale companies in the United States, the United Kingdom, and the European Union, to develop a global leisure travel enterprise. While increasing volume in the Internet direct-to-consumer market, Dynamic Leisure Corp. also intends to operate as a travel wholesaler that provides packaged trips to travel agencies and other re-sellers. The company is also the licensor of certain patented technology under an exclusive license agreement with choice in vacation options.”

Dynamic Leisure Corp. purchased IRT and ITR in a transaction valued at $4 million through a combination of cash and stock. Details of the transaction will be available in the Company’s Form 8-K to be filed at http://www.sec.gov.

Information contained in this release regarding IRT and ITR, including the unaudited results of operations for the year-ended December 31, 2005, is based on information supplied by the respective companies and are believed to be accurate at the time of this release.

About Island Resort Tours, Inc. and International Travel & Resorts, Inc.

Island Resort Tours, Inc. (IRT) is a wholesale tour operator providing air/land tour packages to many leisure destinations. IRT is one of the few wholesale tour operators to retain nationwide wholesale appointments with American Airlines, Continental, Delta, USAir and Spirit, in addition to Air Jamaica and BWIA. IRT also operates several private label operations, including Destination Bahamas (for the Nassau/Paradise Island Promotion Board). International Travel & Resorts, Inc. (ITR) is a hotel reservations company that handles reservations for more than 130 independently operated hotels, serving the most popular “sun” destinations in the Caribbean. Both companies are members of ASTA, IATAN, Caribbean Tourism Organization (CTO) and Caribbean Hotel Association (CHA). For more information, visit www.islandresorttours.com and www.itrhotels.com.

About Dynamic Leisure Corporation

Dynamic Leisure Corporation, through its wholly-owned subsidiaries Dynamic Leisure Group North America, Inc.; Dynamic Leisure Group Technologies, Inc.; and Dynamic Leisure Group Europe, Inc., is focused on consolidating leisure-based travel products, such as airfares, hotels, car rentals, excursions, and tours, using proprietary computer software and broadband communication technology. In addition to organic growth, the Company is pursuing acquisitions of established travel wholesale companies in the United States, the United Kingdom, and the European Union, to develop a global leisure travel enterprise. While increasing volume in the Internet direct-to-consumer market, Dynamic Leisure Corp. also intends to operate as a travel wholesaler that provides packaged trips to travel agencies and other re-sellers. The company is also the licensor of certain patented technology under an exclusive license agreement with Parker-Hannifin Corporation, a Fortune 500 industrial company publicly traded on the NYSE.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially from those reflected in the forward-looking statements based on a number of factors, including, but not limited to, the ability to identify appropriate acquisition candidates, the ability to successfully consummate acquisitions, the ability to successfully integrate acquisitions under the Dynamic Leisure Corp. umbrella, uncertainties in product demand, the impact of competitive products and pricing, the ability to compete with other travel-related enterprises, many of which have far greater financial resources than Dynamic Leisure Corp., changing economic conditions around the world, release and sales of new products, the ability to mount and maintain successful marketing and branding programs, and other risk factors detailed in the company’s most recent annual report and other filings with the Securities and Exchange Commission.

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